Exhibit 4.12

AINSWORTH-JENKINS HOLDINGS INC.

408-1199 Pender Street, Vancouver, BC, V6E 2R1, Canada.  Tel: (604) 684 6463 Fax:  (604) 684 6367

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with (a) the report entitled “Summary Report – Antelope Uranium Project, Fremont and Sweetwater Counties, Wyoming” dated January 10, 2005, and (b) the report entitled “Geological Report for Clan Resources Ltd., Aurora Project, Malheur County, Oregon” dated September 14, 2004 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 25, 2007

/s/ B. Ainsworth
B. Ainsworth